Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-78491, 33-58565 and 333-133012) of our report dated November 19, 2007, with respect to the consolidated financial statements and schedule of WSI Industries, Inc. included in the Annual Report on Form 10-KSB for the year ended August 26, 2007.

/s/ Schechter Dokken Kanter
Andrews & Selcer Ltd

Minneapolis, Minnesota
November 19, 2007

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